Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-143533 on Form S-8 of our report dated March 11, 2008, relating to the financial statements of Clearwire Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in accounting for stock-based compensation upon adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment), appearing in the Annual Report on Form 10-K of Clearwire Corporation for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Seattle, WA
March 11, 2008